Exhibit 99.1

Gilla Secures New Revolving Credit Facility

Miami, Florida – August 8, 2014 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce it has closed a new $500,000 Revolving Credit Facility for the exclusive purpose of purchasing inventory for sale in the Company’s electronic cigarette business initiatives. This new Credit Facility demonstrates Gilla’s successful strategy to grow and diversify its financing sources to support its growing operations.

“Our new revolving credit facility provides substantially greater financial flexibility and the expanded capacity to finance inventory purchases while improving our overall working capital position,” said Graham Simmonds, CEO of Gilla. “We are pleased with the confidence shown in our Company by our lenders and we are encouraged by their indication to provide additional funds within the facility as we grow and expand our business.”

About the Revolving Credit Facility

The Revolving Credit Facility (the “Credit Facility”) provides for the ability to draw on the aggregate principal amount of CDN$500,000 for the exclusive purpose of purchasing inventory (together with related costs) for sale in the Company’s ordinary course of business to approved customers. The Credit Facility shall mature on August 1, 2015 and bear interest at a rate of 15% per annum on all drawn advances alongside a standby fee of 3.5% per annum with respect to the undrawn portion of the facility, such interest accruing daily and paid monthly, in arrears. The Credit Facility is secured by all of the Company’s inventory and accounts due relating to any inventory.

In connection to the Credit Facility, the Company issued 250,000 warrants to purchase the Company’s common stock at an exercise price of US$0.30 per share, exercisable over a term of two years from the date of issuance.

Additionally, the lender is acting as an agent for a consortium of investors, of which the Company’s CEO and CFO have each committed to provide 10% of the principal amount of the Credit Facility. Neither officer shall have any participation in the warrants issued in connection to the Credit Facility.

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla provides white-label solutions to its clients including branding, marketing and sales support. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc